EXHIBIT 4.2

BIOSANTE PHARMACEUTICALS, INC.,

and

U.S. BANK NATIONAL ASSOCIATION,

Trustee

SUPPLEMENTAL INDENTURE

Dated as of October 14, 2009

To

INDENTURE

Dated as of June 24, 2009

Relating to

Cell Genesys, Inc.

3.125% Convertible Senior Subordinated Notes due 2013

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of the 14th day of October, 2009, is by and between BIOSANTE PHARMACEUTICALS, INC., a Delaware corporation (“BioSante”) and U.S. BANK NATIONAL ASSOCIATION, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS, Cell Genesys, Inc., a Delaware corporation (the “Company”) and the Trustee are parties to that certain Indenture dated as of June 24, 2009 (as amended, modified and supplemented from time to time, the “Indenture”), pursuant to which the Company issued its  3.125% Convertible Senior Notes due 2013 (the “Securities”);

WHEREAS, BioSante and the Company have entered into an Agreement and Plan of Merger dated as of June 29, 2009 (the “Merger Agreement”), pursuant to which the Company will merge with and into BioSante and BioSante will continue  as the surviving corporation (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, each share of the Company’s common stock outstanding immediately prior to the effective time of the consummation of the Merger (the effective time of the consummation of the Merger, herein the “Effective Time”) will be converted into the right to receive 0.1828 of a share of common stock of BioSante;

WHEREAS, Section 5.1 of the Indenture provides that  the Company shall not merge with another corporation unless certain conditions specified therein are satisfied, including, inter alia, that any resulting successor corporation be organized under the laws of the United States or any State thereof  and shall expressly assume, by an indenture supplemental to the Indenture, all of  the obligations of the Company under the Securities and the Indenture;

WHEREAS, Section 9.4 of the Indenture provides, inter alia, that if there occurs a merger of the Company with another person, as a result of which holders of the Company’s common stock shall receive stock or other property in exchange for such Company common stock, then the Company, or the successor corporation, and the Trustee shall execute a supplemental indenture providing that the Securities shall be convertible into the kind and amount of shares of stock  or other property which the  Holder of such Securities would have been entitled to receive upon such merger had such Securities been converted into common stock of the Company immediately prior to such merger;

WHEREAS, Sections 8.1(c),(d) and (h) of the Indenture authorizes the Company and the Trustee without the consent of the Holders to: (i) provide for conversion rights of Holders of Securities if, inter alia, any merger occurs;   (ii) provide for the assumption of the Company’s obligations to the Holders of Securities in the case, inter alia, of a merger pursuant to Article V of the Indenture; and (iii) add or modify any other provisions of the Indenture with respect to matters or questions arising thereunder which the Company and the Trustee may deem necessary or desirable and that will not, in the good faith opinion of the Board of Directors of BioSante (as evidenced by a Board Resolution), adversely affect the interests of the Holders of Securities;

WHEREAS, BioSante and the Trustee desire to execute a supplemental indenture that complies with Section 8.1 of the Indenture and implements the provisions of Sections 5.1 and 9.4 referenced above;

WHEREAS, all acts and things necessary to make this Supplemental Indenture a valid and binding agreement for the purposes and objects herein expressed have been duly done and performed, and the execution of this Supplemental Indenture has been in all respects, duly authorized; and

WHEREAS, capitalized terms not otherwise specifically defined herein are defined as provided in the Indenture;

NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and validity of which are hereby acknowledged, BioSante hereby covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

On the terms and subject to the conditions set forth herein, the Indenture is amended as follows:

(a) Section 11.2 of the Indenture is hereby amended by replacing the provision relating to the address, telephone, facsimile and e-mail for notice to the Company and its counsel, to provide as follows:

“If to the Company:

BioSante Pharmaceuticals, Inc.

111 Barclay Boulevard

Lincolnshire, Illinois  60069

Attention :  Stephen M. Simes - Vice Chairman, President and Chief Executive Officer

Telephone :  (847) 478-0500

Facsimile:  (847) 478-9260

E-mail:  ssimes@biosantepharma.com

With a copy to:

Oppenheimer Wolff & Donnelly LLP

Plaza VII, 45 South Seventh Street

Suite 3300

Minneapolis, MN  55402-1609

Attention:  Amy Culbert

Telephone:  (612) 607-7287

Facsimile:  (612) 607-7100

E-mail:  aculbert@oppenheimer.com”

(b) Based on the final exchange ratio in the Merger of 0.1828 shares of common stock of BioSante for each share of common stock of the Company, the table set forth in Section 9.1(b) of the Indenture and all of the provisions of such Section 9.1(b) following such table are hereby replaced in their entirety to provide as follows:

“STOCK PRICE	3.23	3.77	4.38	4.92	5.53	6.13	6.67	7.28	7.88	8.42	9.03	9.63

Effective Date

May 1, 2009	43.36	30.83	23.03	17.82	14.17	11.50	9.47	7.97	6.77	5.79	5.00	0
May 1, 2010	31.26	22.48	16.91	13.15	10.49	7.56	6.24	5.26	4.48	3.83	3.31	0
May 1, 2011	20.06	14.58	11.04	8.63	6.90	3.73	3.08	2.60	2.22	1.90	1.65	0
May 1, 2012	9.67	7.10	5.41	4.24	3.41	0	0	0	0	0	0	0
May 1, 2013	0	0	0	0	0	0	0	0	0	0	0	0

If the Stock Price and Effective Date are not set forth on the table above and the Stock Price is:

(A) between two Stock Prices on the table or the Effective Date is between two dates on the table, the number of shares of Additional Common Stock will be determined by straight-line interpolation between the number of shares of Additional Common Stock set forth for the higher and lower Stock Price and the two Effective Dates, as applicable, based on a 360-day year;

(B) in excess of $9.63 per share (subject to adjustment), no shares of Additional Common Stock will be issued upon conversion; or

(C) less than $3.23 per share (subject to adjustment), no shares of Additional Common Stock will be issued upon conversion.

Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issuable upon conversion exceed 312.18 per $1,000 of aggregate principal amount of Securities, subject to adjustments in the same manner as the Conversion Price in Section 9.3.”

(c)  Section 9.3(m) of the Indenture is hereby amended by replacing the reference to “$0.59” with “$3.23”.

ARTICLE II

ASSUMPTION OF INDENTURE AND SECURITIES

As of the Effective Time, concurrently with the Merger, BioSante does hereby assume the due and punctual payment of all amounts payable on the Securities, according to their terms, and subject to Article III below, the due and punctual performance and observance of all of the covenants and conditions of the Securities and the Indenture to be performed by the Company.  As of the Effective Time, concurrently with the Merger, BioSante shall succeed to, and be substituted for  and may exercise rights and powers of, the Company under the Indenture with the same effect as if BioSante had been initially named as the Company therein.

ARTICLE III

CONVERSION RIGHTS

Subject to and in accordance with Section 9.4 of the Indenture,  the Holder of any Securities outstanding as of the Effective Time shall have the right to convert such Securities into the number of shares of common stock, $0.0001 par value per share, of BioSante which such Holder would have been entitled to receive upon the Merger had such Securities been converted into common stock of the Company immediately prior to the Merger (which, for the avoidance of doubt, shall equal 268.8172 shares of common stock of BioSante per $1,000 aggregate principal amount of Securities at a Conversion Price of $3.72).

ARTICLE IV

CONDITIONS TO EFFECTIVENESS

This Supplemental Indenture shall become effective concurrently with the consummation of the Merger and delivery to the Trustee by BioSante of an Officer’s Certificate and Opinion of Counsel as required by Section 5.1(c) of the Indenture.  This Supplemental Indenture shall be automatically null and void if and in the event that the Merger shall not have been consummated on or before November 30, 2009.  BioSante will promptly notify the Trustee of the consummation of the Merger and the effectiveness of this Supplemental Indenture.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK

Section 5.2  Definitions.  The terms specifically defined in this Supplemental Indenture shall have the respective meanings so specified for all purposes of this Supplemental Indenture.  All other terms used in this Supplemental Indenture which are defined in the Indenture, the Trust Indenture Act, or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in the Indenture, the Trust Indenture Act, and in said Securities Act, as in force at the date of the execution of this Supplemental Indenture.  The words “herein,” “hereof’ and “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other Subsection.  The terms specifically defined in this Supplemental Indenture include the plural as well as the singular.

Section 5.3  No Third Party Beneficiaries.  Nothing in this Supplemental Indenture, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto and their successors hereunder, and the holders of the Securities, any legal or equitable right, remedy or claim under or in respect to this Supplemental Indenture, or under any covenant, condition or provision herein contained; all such covenants, conditions and provisions being for the sole benefit of the parties hereto and their successors hereunder and the Holders of the Securities.

Section 5.4  Acceptance by Trustee.  The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended.

Section 5.5  Legend on Securities.  After the consummation of the Merger, any Securities authenticated and delivered in substitution for, or in lieu of, Securities then outstanding and all Securities presented or delivered to the Trustee on and after the Effective Time for such purpose shall be either restated to give the effect to the Supplemental Indenture or, in lieu thereof, shall bear a legend substantially as follows:

The consideration received upon conversion of the principal amount of this Security shall be determined with reference to shares of the common stock, $0.0001 par value per share, of BioSante Pharmaceuticals, Inc., a Delaware corporation, at a Conversion Price per share of $3.72 as of the consummation of the Merger, such Conversion Price being subject to certain adjustments as set forth in the Indenture.  Reference herein to “Common Stock of the Company” or the “Company’s Common Stock” shall be deemed to be to the Common Stock of BioSante Pharmaceuticals, Inc.  The Indenture, dated as of June 24, 2009, referred to in this Security has been amended by a Supplemental Indenture dated as of October 14, 2009 to provide for such convertibility.  Reference is hereby made to the Supplemental Indenture, copies of which are on file with BioSante Pharmaceuticals, Inc. for a statement of the amendments therein made.

Nothing contained in this Supplemental Indenture shall require the holder of any Securities to submit or exchange such Security prior to the consummation of the Merger in order to obtain the benefits of any provisions hereunder.

BioSante hereby agrees to provide for the reproduction of the above legend on the Securities without materially obscuring the text of the Securities.

Anything herein contained to the contrary notwithstanding, the Trustee shall not at any time be under any responsibility to acquire or cause any Security now or hereafter outstanding to be presented or delivered to it for any purpose provided for in this Section 5.5.

Section 5.6  Effect on Indenture and Securities.  Except as expressly supplemented by this Supplemental Indenture, the Indenture and  the Securities issued thereunder and the obligations created thereby are in all respects ratified and confirmed and except as expressly supplemented by this Supplemental Indenture, all of the rights, remedies, terms, conditions, covenants and agreements of the Indenture and the Securities issued thereunder shall remain in full force and effect.

Section 5.7  Trust Indenture Act.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with (a) another provision of this Supplemental Indenture, or (b) any provision of the Indenture, which in each case is required to be included by any of the provisions of Section 310 to 317, inclusive, of the Trust Indenture Act, such required provision shall control.

Section 5.8  Recitals.  The recitals contained in this Supplemental Indenture shall be taken as statements of the BioSante, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 5.9  Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Phillip B. Donenberg
Name:	Phillip B. Donenberg
Title:	Chief Financial Officer, Treasurer and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paula Oswald
Name:	Paula Oswald
Title:	Vice President